EXHIBIT 99.2

THIRD AMENDMENT TO THE

EMPLOYMENT AGREEMENT
BETWEEN GARY V. JANDEGIAN AND URS CORPORATION

WHEREAS, Gary V. Jandegian (the “Employee”) and URS Corporation, a Nevada corporation (the “Company”), entered into an Employment Agreement effective as of July 1, 2003 (the “Employment Agreement”); and

WHEREAS, the Employee and the Company wish to amend the Employment Agreement to modify certain provisions.

NOW THEREFORE, the Employment Agreement is amended effective as of June 30, 2014, as follows:

A.           Section 6(a) of the Employment Agreement hereby is amended in its entirety to read as follows:

(a) Definition. For all purposes under this Agreement, “Change in Control” shall mean the occurrence of any one or more of the following after May 28, 2014:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), through the acquisition or aggregation of securities, becomes the beneficial owner, directly or indirectly, of securities of URS Delaware representing more than fifty percent (50%) of the combined voting power of the then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors of URS Delaware;

(ii) any transaction, or series of transactions that occur within a twelve (12) month period, as a result of which the stockholders of URS Delaware immediately prior to the completion of the transaction (or, in the case of a series of transactions, immediately prior to the first transaction in the series) hold, directly or indirectly, less than fifty percent (50%) of the beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act or comparable successor rules) of the outstanding securities of the surviving entity, or, if more than one entity survives the transaction or transactions, the controlling entity, following such transaction or transactions; or

(iii) individuals who, as of May 28, 2014, were members of the Board of Directors of URS Delaware (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the members of the Board of Directors of URS Delaware; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Agreement, be considered as a member of the Incumbent Board.

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B.           Section 9 of the Employment Agreement hereby is amended in its entirety to read as follows:

(a) If any payments, distributions or other benefits by or from URS to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code (collectively, the “Payment”) and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.  Within any category of payments and benefits (such as cash payments, accelerated vesting of equity awards other than stock options, accelerated vesting of stock options, and other benefits paid to Employee), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are “deferred compensation”.

(b) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (i) in Section 9(a) is subject to the Excise Tax, Employee agrees to promptly return to URS a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (ii) in Section 9(a), Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(c) Unless Employee and URS agree on an alternative accounting firm or law firm, all calculations required by this Section 9 shall be performed by the independent auditors retained by URS Delaware most recently prior to the change in control transaction (the “Auditors”), based on information supplied by URS and Employee.  If the Auditors are serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, URS shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder.  URS shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder and shall be entitled to rely upon such determinations, which shall be final and binding on URS and Employee.

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Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Third Amendment to the Employment Agreement, as of the day and year first above written.

Gary V. Jandegian

/s/ Gary V. Jandegian
Gary V. Jandegian

URS Corporation,
a Nevada corporation

By:	/s/ Reed N. Brimhall
Name:	Reed N. Brimhall
Title:

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